Exhibit 21.1
LIST OF SUBSIDIARIES OF HAWAIIAN HOLDINGS, INC.
Hawaiian Airlines, Inc.
Hawaiian Gifts, LLC
Airline Contract Maintenance and Equipment, Inc.